Exhibit 99.1

FINAL: For Release

NEW YORK & COMPANY, INC. ANNOUNCES AUTHORIZATION OF SHARE REPURCHASE PROGRAM

New York, New York – November 26, 2008 – New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 600 retail stores, today announced that its Board of Directors has authorized the repurchase of up to 3,750,000 shares over the next 12 months.  Repurchases, if any, will be made from time to time in the manner the Company believes appropriate, through open market or private transactions including through pre-established trading plans.

The Company’s majority stockholder has indicated that it intends to purchase up to 3,750,000 shares of the Company’s common stock through open market or private transactions including through pre-established trading plans. The majority stockholder has indicated that it intends to instruct the broker executing the purchases to first fulfill all of the Company’s purchase orders before any orders are filled on behalf of the majority stockholder.

Purchases, if any, will be made in compliance with Securities and Exchange Commission rules and regulations, subject to market conditions, applicable legal requirements, and other relevant factors. Neither the Company nor its majority stockholder is obligated to acquire any particular amount of common stock.

As of November 26, 2008, the Company had approximately 60 million shares of common stock outstanding.

Investor/Media Contact:

Integrated Corporate Relations

(203) 682-8200

Investor: Allison Malkin

Media: Kellie Baldyga

Forward Looking Statements: This press release contains certain forward looking statements.  Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “may,” “plan,” “project,” “predict”, and similar expressions and include references to assumptions that we believe are reasonable and relate to our future prospects, developments and business strategies.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to:  (i) the share price of our common stock; (ii) our ability to open and operate stores successfully; (iii) seasonal fluctuations in our business; (iv) our ability to anticipate and respond to fashion trends; (v) general economic conditions, consumer confidence and spending patterns; (vi) our dependence on mall traffic for our sales; (vii) competition in our market, including promotional and pricing competition; (viii) our ability to retain, recruit and train key personnel; (ix) our reliance on third parties to manage some aspects of our business; (x) our reliance on foreign sources of production; (xi) our ability to protect our trademarks and other intellectual property rights; (xii) our ability to maintain, and our reliance on, our information technology infrastructure; (xiii) the effects of government regulation; (xiv) the control of the company by our sponsors and any potential change of ownership of those sponsors; and (xv) other risks and uncertainties as described in our documents filed with the SEC, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

The statements made herein are made as of the date hereof neither we nor our majority stockholder undertake any obligation to revise the forward looking statements included in this press release to reflect any future events or circumstances.

About New York & Company, Inc.

New York & Company, Inc., founded in 1918, is a leading specialty retailer of fashion-oriented, moderately-priced women’s apparel. The Company’s proprietary branded New York & Company ™ merchandise is sold exclusively through its national network of retail stores and E-commerce store at www.nyandcompany.com. The Company currently operates 600 stores in 44 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.